Exhibit 21.1

List of Subsidiaries of UiPath, Inc.

Company Name	Jurisdiction of Incorporation
UiPath SRL	Romania
UiPath Kabushiki Kaisha	Japan
UiPath Robotic Process Automation India Private Limited	India
UiPath Business Solutions India Private Limited	India
CloudElements Technologies India Private Limited	India
UiPath Canada Operations Ltd.	Canada
UiPath Netherlands Holding B.V.	Netherlands
UiPath Netherlands B.V.	Netherlands
ProcessGold International B.V.	Netherlands
ProcessGold B.V.	Netherlands
MagnaView BV	Netherlands
UiPath Switzerland GmbH	Switzerland
UiPath Ltd. (UK)	United Kingdom
UiPath AB	Sweden
UiPath Australia Pty Ltd	Australia
Shanghai Zhicheng Technology Co., Ltd.	China
UiPath France SAS	France
UiPath GMBH	Germany
ProcessGold A.G.	Germany
UiPath Limited (Hong Kong)	Hong Kong
UiPath PTE LTD	Singapore
UiPath Korea Ltd.	South Korea
UiPath Austria GmbH	Austria
UiPath Belgium BVBA	Belgium
UiPath Brasil Consultoria Limitada	Brazil
UiPath Denmark ApS	Denmark
UiPath Finland Oy	Finland
UiPath Israel LTD	Israel
UiPath Italy SRL	Italy
UiPath Mexico S. DE R.L. DE C.V.	Mexico
UiPath Norway AS	Norway
UiPath OOO	Russia
UiPath South Africa (Pty) LTD	South Africa
UiPath Ukraine LLC	Ukraine
UiPath Inc.	United States of America
The Conundrum IP LLC	United States of America
Cloud Elements Inc.	United States of America
UiPath Ventures LLC	United States of America